Exhibit 99.1


     Analog Devices Announces Results for Third Quarter of Fiscal Year 2006


     NORWOOD, Mass.--(BUSINESS WIRE)--Aug. 10, 2006--Analog Devices, Inc. (NYSE:
ADI):

     --   Board of Directors declares quarterly dividend of $0.16 per share;

     -- Financial results for the third quarter and guidance for the fourth quarter of fiscal 2006 will be discussed via conference call today at 4:30 pm.

     Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced revenue of $663.7 million for the third quarter of fiscal 2006, an increase of approximately 14% compared to the same period one year ago and an increase of approximately 3% compared to the immediately prior quarter.

     Net income under generally accepted accounting principles (GAAP) was $144.7 million for the third quarter. Diluted earnings per share (EPS) was $0.39 for the third quarter.

     The GAAP results for the third quarter of fiscal 2006 include the following items: expenses of $5.7 million included in cost of sales related to previously-announced restructuring actions; expenses of $6.2 million included in operating expenses related to previously-announced acquisitions; $19 million of non-cash stock option expenses; and $16.8 million of tax benefits. In total, these items reduced diluted EPS by $0.04 in the third quarter. Excluding these items, diluted EPS was $0.43 in the third quarter.

     The Board of Directors declared a cash dividend for the third quarter of fiscal 2006 of $0.16 per outstanding share of common stock. The dividend will be paid on September 13, 2006 to all shareholders of record at the close of business on August 25, 2006.

     "Revenue from our broad base of industrial customers continued to be strong in the third quarter, increasing 16% year-over-year and 3% sequentially," said Jerald G. Fishman, ADI's president and chief executive officer. "Revenue from communications customers increased 26% year-over-year and 6% sequentially. Within communications, revenue from wireless base station customers was particularly strong, while revenue from wireless handset customers was approximately equal to the immediately prior quarter. In the third quarter, revenue from consumer customers increased 14% year-over-year and 3% sequentially while revenue from computer customers declined compared to the immediately prior quarter."

     Profit Margins

     Gross margin for the third quarter of fiscal 2006 was $390.1 million, or 58.8% of sales. In the third quarter of fiscal 2006, gross margin was reduced by $8.7 million, or 1.3% of sales, as a result of stock option expense and previously announced manufacturing restructuring-related expense. Excluding these items, gross margin for the third quarter was 60.1% of sales.

     Operating profit for the third quarter of fiscal 2006 totaled $148.9 million, or approximately 22.4% of sales. In the third quarter of fiscal 2006, operating profit was reduced by $30.9 million, or 4.7% of sales, as a result of stock option expense and previously announced restructuring- and acquisition-related expense. Excluding these items, operating profit for the third quarter was 27.1% of sales.

     Uses of Cash

     Capital expenditures totaled $38.4 million in the third quarter of fiscal year 2006. The company repurchased approximately 9.3 million shares of ADI common stock for $305.2 million and paid $57.5 million in cash dividends.

     Balance Sheet

     Cash and short term investments totaled approximately $2.5 billion at the end of the third quarter.

     In the third quarter, inventory increased by approximately $18 million compared to the immediately prior quarter. Approximately $9 million of the inventory increase was planned as part of the closure of the company's wafer manufacturing facility in Sunnyvale, California, which is on schedule to be shutdown in October of 2006. Days cost of sales in inventory was 126 days at the end of the third quarter of fiscal 2006, compared to 129 days one year ago and 125 days at the end of the immediately prior quarter.

     Days sales in accounts receivable were 49 days at the end of the third quarter, compared to 47 days one year ago and 51 days at the end of the immediately prior quarter.

     Revenue Analysis by Product

     During the third quarter of fiscal year 2006, analog products totaled 84% of sales and digital signal processing (DSP) products totaled 16% of sales.

     Revenue from analog products grew 15% compared to the same period one year ago and 4% compared to the immediately prior quarter. Compared to the same period one year ago, data converter product sales grew 12%, amplifier product sales grew 20%, and other analog product sales grew 16%. Compared to the immediately prior quarter, data converter product sales grew 4%, amplifier sales grew 5%, and other analog product sales grew 2%.

     Revenue from DSP products grew 11% compared to the same period one year ago and was flat compared to the immediately prior quarter. General-purpose DSP product sales grew 15% compared to the same period one year ago and 11% compared to the immediately prior quarter. Revenue from other DSP products grew 7% compared to the same period one year ago and declined 8% compared to the immediately prior quarter.

     Outlook for the Fourth Quarter of Fiscal 2006

     Guidance for the fourth quarter of fiscal 2006 is based on GAAP and is only current as of today, Thursday, August 10, 2006. The company undertakes no obligation to update its estimates. ADI has provided a table of supplemental information with this release, and on its website, which includes estimates of the impact of stock option expense and previously announced acquisition- and restructuring-related expense on the company's 2006 fourth quarter financial statements.

     Revenue in the fourth quarter is planned to be approximately equal to the third quarter of fiscal 2006.

     Gross margin in the fourth quarter is expected to be approximately equal to the third quarter of fiscal 2006.

     Operating expenses are planned to increase by approximately $21.9 million compared to the third quarter, primarily due to the previously announced restructuring and acquisition related expenses.

     Diluted EPS is planned to be $0.33 to $0.34 for the fourth quarter of fiscal 2006, which includes approximately $0.04 for stock option expenses, $0.02 for previously announced restructuring expenses, and $0.03 for previously announced acquisition related expenses.

     Supplemental Information

     In order to help investors compare current results to ADI's historical results and thereby better understand the underlying trends in the company's business and ongoing operating results, ADI has provided a table of supplemental information with this release, and on its website, which includes estimates of the impact of stock option expense, the impact of previously announced restructuring-related expenses, the impact of the gain from the sale of the DSP-based DSL ASIC and network processor product line, the impact of expenses associated with previously announced acquisitions, and the impact of tax benefits on the company's 2006 quarterly financial statements.

     Conference Call Scheduled for 4:30

     Mr. Fishman will discuss the third quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 4:30 pm EST. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

     A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 377542 or by visiting the Investor Relations page on ADI's web site.

     About Analog Devices

     Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

     Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including our statements regarding expected sales growth, revenue, earnings, operating margins, and other financial results, expected increases in customer demand for our products, and expected cash dividends, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, adverse results in various litigation matters, our ability to hire engineers, salespeople and other qualified employees needed to meet the expected demands of our customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations, and other risk factors described in our most recent Form 10-Q for the fiscal quarter ended April 29, 2006, as filed with the Securities and Exchange Commission.

              Analog Devices, Third Quarter, Fiscal 2006

                     Sales/Earnings Summary (GAAP)
               (In thousands, except per-share amounts)

                                           3Q 06     2Q 06     3Q 05
----------------------------------------------------------------------
  Three Months Ended                      July 29, April 29,  July 30,
                                            2006      2006      2005
----------------------------------------------------------------------
Net Sales                               $ 663,660 $ 643,872 $ 582,416
   Y/Y Growth                                  14%        7%      -19%
   Q/Q Growth                                   3%        4%       -4%
Cost of Sales                             273,550   263,201   244,178
Gross Margin                              390,110   380,671   338,238
   Percent of Sales                          58.8%     59.1%     58.1%
----------------------------------------------------------------------
Operating Expenses:
   R&D                                    136,061   131,848   119,217
   Selling, Marketing and G&A              99,663    97,432    84,407
   Purchased In-Process Research and
    Development                             5,500         -         -
----------------------------------------------------------------------
Operating Income                          148,886   151,391   134,614
   Percent of Sales                          22.4%     23.5%     23.1%
----------------------------------------------------------------------
Other Income                              (26,277)  (39,225)  (19,062)
----------------------------------------------------------------------
Income Before Tax                         175,163   190,616   153,676
Provision for Taxes                        30,478    44,795    32,272
   Tax Rate                                  17.4%     23.5%       21%
----------------------------------------------------------------------
Net Income                              $ 144,685 $ 145,821 $ 121,404
   Percent of Sales                          21.8%     22.6%     20.8%
----------------------------------------------------------------------

Shares used for EPS - Basic               357,887   364,225   370,985
Shares used for EPS - Diluted             369,542   376,811   382,830

Earnings per Share - Basic              $    0.40 $    0.40 $    0.33
Earnings per Share - Diluted            $    0.39 $    0.39 $    0.32

Dividends paid per share                $    0.16 $    0.12 $    0.10
----------------------------------------------------------------------

                            Supplemental Information

      Our GAAP Financial Statements Include the Following Amounts of Stock-based Compensation Expense Related to the Adoption of FAS123R,
         Restructuring Related Expense, Tax Expense Associated with the
        Repatriation of Foreign Earnings, Gain on Sale of a Product Line,
                 Tax Benefit Associated with IRS Settlement and
                            Acquisition Related Costs
                    (in thousands, except per-share amounts)


                             4Q 05    1Q 06    2Q 06    3Q 06    4Q 06
                            Actual   Actual   Actual   Actual Estimate
COST OF SALES
  Stock-based
   compensation expense  $      - $    954 $    990 $  2,949 $  2,841
  Restructuring related
   expenses                     -    5,903    5,877    5,736    6,096
----------------------------------------------------------------------
GROSS MARGIN                    -   (6,857)  (6,867)  (8,685)  (8,937)
      % Sales                 0.0%    -1.1%    -1.1%    -1.3%
----------------------------------------------------------------------
OPERATING EXPENSE
  R&D - stock-based
   compensation expense         -    9,562    8,282    7,971    7,422
  Selling, Marketing, G&A
   - stock-based
   compensation expense         -   10,090    7,684    8,055    7,414
  R&D - acquisition
   related costs                -        -        -      733    3,300
  Acquisition related
   costs                        -        -        -    5,500   12,000
  Special charges -
   restructuring related   31,480    1,013        -        -    7,407
----------------------------------------------------------------------
TOTAL OPERATING EXPENSE    31,480   20,665   15,966   22,259   37,543
      % Sales                 5.1%     3.3%     2.5%     3.4%
----------------------------------------------------------------------
OPERATING PROFIT (LOSS)
 BEFORE TAX               (31,480) (27,522) (22,833) (30,944) (46,480)
      % Sales                -5.1%    -4.4%    -3.5%    -4.7%
----------------------------------------------------------------------
Non-operating gain on
 sale of product line           -        -  (13,027)       -        -
      % Sales                 0.0%     0.0%    -2.0%     0.0%
----------------------------------------------------------------------
Tax benefit of above
 items                    (10,118)  (8,344)  (2,279)  (8,315) (14,531)
Tax benefit associated
 with IRS Settlement            -        -        -   (8,494)       -
Tax expense associated
 with the repatriation of
 foreign earnings          48,768        -        -        -        -
----------------------------------------------------------------------
NET INCOME (LOSS)        $(70,130)$(19,178)$ (7,527)$(14,135)$(31,949)
      % Sales               -11.3%    -3.1%    -1.2%    -2.1%
----------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE
Repatriation of foreign
 earnings                $ (0.128)$      - $      - $      - $      -
Gain on sale of a product
 line                           -        -    0.022        -        -
Stock-based compensation        -   (0.039)  (0.032)  (0.036)  (0.035)
Restructuring related
 expenses                  (0.054)  (0.012)  (0.010)  (0.010)  (0.024)
Tax benefit associated
 with IRS Settlement            -        -        -    0.023        -
Acquisition related costs       -        -        -   (0.015)  (0.030)
----------------------------------------------------------------------
EARNINGS (LOSS)
 PER SHARE               $ (0.182)$ (0.051)$ (0.020)$ (0.038)$ (0.089)
----------------------------------------------------------------------

                   Analog Devices, Third Quarter, Fiscal 2006

                    Selected Balance Sheet Information (GAAP)
                                 (In thousands)

                                       3Q 06       2Q 06       3Q 05
----------------------------------------------------------------------
                                      July 29,   April 29,    July 30,
                                        2006        2006        2005
----------------------------------------------------------------------
Cash & Short-term Investments     $ 2,516,061 $ 2,692,796 $ 2,783,886
Accounts Receivable, Net              359,774     357,880     302,375
Inventories (1)                       377,434     359,420     345,949
Other Current Assets                  179,659     147,380     135,564
----------------------------------------------------------------------
  Total Current Assets              3,432,928   3,557,476   3,567,774
PP&E, Net                             558,054     561,538     617,038
Investments                            30,317      30,532     280,110
Intangible Assets                     180,933     166,795     167,404
Other                                  90,015      87,006      67,735
----------------------------------------------------------------------
Total Assets                      $ 4,292,247 $ 4,403,347 $ 4,700,061
----------------------------------------------------------------------

Deferred Income-Shipments to
 Distributors                     $   165,850 $   152,864 $   131,031
Other Current Liabilities             419,314     542,820     423,361
Non-Current Liabilities                59,649      64,732     310,950
Stockholders' Equity                3,647,434   3,642,931   3,834,719
----------------------------------------------------------------------
Total Liabilities & Equity        $ 4,292,247 $ 4,403,347 $ 4,700,061
----------------------------------------------------------------------
Days Sales Outstanding                     49          51          47
Days Cost of Sales in Inventory           126         125         129

(1) includes $4,066 and $3,947 related to stock-based compensation expense in 3Q06 and 2Q06, respectively.

                           Cash Flow Statement (GAAP)
                                 (In thousands)

                                        3Q 06       2Q 06      3Q 05
----------------------------------------------------------------------
Three Months Ended                     July 29,   April 29,   July 30,
                                         2006        2006       2005
----------------------------------------------------------------------
Cash flows from operating
 activities:
  Net Income                       $   144,685 $   145,821 $  121,404
  Adjustments to reconcile net
   income
     to net cash provided by
      operations:
       Depreciation                     42,181      42,687     37,801
       Amortization of intangibles       1,145         404        672
       Stock-based compensation         19,306      17,217          -
       Gain on sale of a product
        line                                 -     (13,027)         -
       Purchased in-process
        research and development         5,500           -          -
       Other non-cash expense               84          23      1,340
       Non-cash tax benefit - FAS
        123R                          (141,220)    (14,736)         -
       Deferred income taxes           (11,985)     (4,776)     1,736
       Changes in operating assets
        and liabilities                 14,277      31,526     17,357
----------------------------------------------------------------------
   Total adjustments                   (70,712)     59,318     58,906
----------------------------------------------------------------------
Net cash provided by operating
 activities                             73,973     205,139    180,310
----------------------------------------------------------------------
 Percent of Sales                         11.1%       31.9%      31.0%
----------------------------------------------------------------------

Cash flows from investing
 activities:
  Additions to property, plant and
   equipment, net                      (38,360)    (28,822)   (18,912)
  Purchases of short-term
   available-for-sale investments     (689,130)   (421,103)  (841,486)
  Maturities of short-term
   available-for-sale investments      989,638     441,630    606,305
  Proceeds from sale of a product
   line                                      -      23,070          -
  Payments for acquisitions, net of
   cash acquired                       (14,913)          -          -
  Decrease in other assets                 269         330        205
----------------------------------------------------------------------
Net cash provided (used) by
 investing activities                  247,504      15,105   (253,888)
----------------------------------------------------------------------

Cash flows from financing
 activities:
  Dividend payments to shareholders    (57,524)    (44,191)   (37,034)
  Repurchase of common stock          (305,163)   (237,709)         -
  Net proceeds from employee stock
   plans                                20,173      20,994     43,969
  Non-cash tax benefit - FAS 123R      141,220      14,736          -
----------------------------------------------------------------------
Net cash (used for) provided by
 financing activities                 (201,294)   (246,170)     6,935
----------------------------------------------------------------------
Effect of exchange rate changes on
 cash                                      451         562        328
----------------------------------------------------------------------

Net increase (decrease) in cash and
 cash equivalents                      120,634     (25,364)   (66,315)
Cash and cash equivalents at
 beginning of period                   402,491     427,855    314,368
----------------------------------------------- ----------------------
Cash and cash equivalents at end of
 period                            $   523,125 $   402,491 $  248,053
----------------------------------------------------------------------

     CONTACT: Analog Devices, Inc.
              Maria Tagliaferro, 781-461-3282
              Director of Corporate Communications
              Fax: 781-461-3491
              investor.relations@analog.com